Exhibit 99.1

MARTEN TRANSPORT RELEASES SECOND QUARTER FINANCIAL RESULTS;

NET INCOME INCREASES 40%

MONDOVI, Wis., July 20, 2005/PR Newswire/ – Marten Transport, Ltd. (Nasdaq/NMS:MRTN) announced today its financial and operating results for the quarter and six months ended June 30, 2005.

For the quarter ended June 30, 2005, operating revenue increased 22.7%, to $112.8 million from $91.9 million for the 2004 quarter. For the six months ended June 30, 2005, operating revenue increased 22.3%, to $215.7 million from $176.4 million for the 2004 period.  Operating revenue included fuel surcharges of $12.7 million and $22.4 million for the quarter and six months of 2005, compared with $5.6 million and $9.6 million for the quarter and six months of 2004. Operating revenue also included non-freight revenue from MW Logistics, LLC, a 45% owned affiliate, and brokerage revenue. Non-freight revenue was $4.1 million and $7.0 million for the quarter and six months of 2005, compared with $2.1 million for the 2004 quarter and six-month periods.  The Company’s freight revenue, which excludes fuel surcharge and non-freight revenue, increased 14.0% over the 2004 quarter and 13.1% over the 2004 six-month period. The Company measures revenue, before fuel surcharge and non-freight revenue, or “freight revenue,” in addition to operating revenue, because management believes removing these sources of revenue provides a more consistent basis for comparing results of operations from period to period.

For the quarter ended June 30, 2005, net income increased 40.5%, to $6.8 million from $4.8 million for the 2004 quarter. Net income per diluted share increased to 46 cents from 33 cents for the 2004 quarter.  For the six months ended June 30, 2005, net income increased 53.4%, to $11.6 million from $7.5 million for the 2004 period.  Net income per diluted share increased to 79 cents from 52 cents for the 2004 period.

Chairman and President Randolph L. Marten said, “We had a strong quarter, with the key components being continued focus on customer service that allowed us to increase rates and produce solid utilization and keeping our trucks seated with drivers.  In view of the competitive driver market, I was especially pleased with our ability to find drivers to expand our company-owned fleet and enhance revenue growth.

“Our results were driven by a 5.7% increase in average freight revenue per tractor per week, which improved to $3,097 from $2,930 in the 2004 quarter.  Pricing was favorable as we increased our average freight revenue per total mile 8.0%, to $1.385 from $1.283 in the 2004 quarter.  For the quarter, our operating ratio (operating expenses as a percentage of operating revenue) improved to 90.0%, compared with 91.4% in the 2004 quarter.

“At June 30, our balance sheet reflected approximately $180.0 million in stockholders’ equity and $34.7 million in borrowed debt, for a debt-to-capitalization ratio of approximately 16.2%.

“We still expect fleet growth in the range of 5% to 10% for the full year of 2005.  We remain cautious because of high fuel prices, a tight driver market, and the uncertainties of year-end demand, and therefore, have not updated our 2005 operating ratio expectation of between 91% and 91.5% for the year.”

The accounts of MW Logistics, LLC were included in the company’s statements of operations beginning April 1, 2004, in accordance with FASB Interpretation No. 46, as revised. MW Logistics is a 45% owned affiliate that provides logistics services to the transportation industry. The company previously accounted for its investment in MW Logistics’ operating results using the equity method of accounting.

Marten Transport will host a conference call on Thursday, July 21, 2005, at 2:00 p.m. Central Time. The public will be able to listen and participate in the call telephonically by dialing 877-576-2752 and entering the following code: 7843473.  For additional information on accessing the call and to access any statistical and financial information regarding us that is expected to be discussed during the conference call, please visit www.marten.com.

Marten Transport is one of the leading temperature-sensitive truckload carriers in the United States. Marten specializes in transporting food and other consumer packaged goods that require a temperature-sensitive or insulated environment. Marten offers nationwide service, concentrating on expedited movements for high-volume customers. Marten’s common stock is traded on the Nasdaq National Market under the symbol MRTN.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “intends,” and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers’ business cycles; strikes, work slow downs, or work stoppages at the company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices as well as fluctuations in surcharge collection; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increased indebtedness, and associated interest expense, arising from maintaining a new fleet of equipment; shortages in supply of new equipment from manufacturers; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers’ compensation, health, and other claims; changes in management’s estimates of liability based upon such experience and development factors; increases in insurance premiums and deductible amounts; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; and regulatory requirements that increase costs or decrease efficiency, including new emissions standards for engines. Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.

CONTACT:  Randy Marten, President of Marten Transport, Ltd., 715-926-4216

MARTEN TRANSPORT, LTD.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands, except share information)	June 30, 2005	December 31, 2004

ASSETS
Current assets:
Cash	$1,752	$—
Marketable securities	501	62
Receivables:
Trade, net	44,785	39,090
Other	11,094	8,372
Prepaid expenses and other	10,837	11,869
Deferred income taxes	4,181	5,856

Total current assets	73,150	65,249

Property and equipment:
Revenue equipment, buildings and land, office equipment and other	317,881	302,765
Accumulated depreciation	(91,190)	(87,067)

Net property and equipment	226,691	215,698
Other assets	7,581	7,127

TOTAL ASSETS	$307,422	$288,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks issued in excess of cash balances	$—	$2,849
Accounts payable and accrued liabilities	20,288	16,871
Insurance and claims accruals	11,798	13,654
Current maturities of long-term debt	5,095	5,000

Total current liabilities	37,181	38,374

Long-term debt, less current maturities	29,629	25,257
Deferred income taxes	60,589	56,522

Total liabilities	127,399	120,153

Stockholders’ equity:
Preferred stock, $.01 par value per share; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value per share; 48,000,000 shares authorized; 14,352,252 shares, at June 30, 2005, and 14,307,027 shares, at December 31, 2004, issued and outstanding	144	143
Additional paid-in capital	70,634	70,111
Retained earnings	109,245	97,667

Total stockholders’ equity	180,023	167,921

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$307,422	$288,074

MARTEN TRANSPORT, LTD.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(In thousands, except per share information)	2005	2004	2005	2004

OPERATING REVENUE	$112,800	$91,907	$215,706	$176,437

OPERATING EXPENSES (INCOME):
Salaries, wages and benefits	31,462	25,370	60,612	50,697
Purchased transportation	20,738	19,966	40,641	37,649
Fuel and fuel taxes	24,938	16,603	46,620	31,472
Supplies and maintenance	6,901	6,024	13,460	12,102
Depreciation	9,267	8,061	18,335	15,924
Operating taxes and licenses	1,671	1,613	3,317	3,184
Insurance and claims	4,466	4,056	8,878	8,461
Communications and utilities	826	746	1,652	1,547
Gain on disposition of revenue equipment	(1,231)	(650)	(2,110)	(1,178)
Other	2,515	2,236	4,786	4,108

Total operating expenses	101,553	84,025	196,191	163,966

OPERATING INCOME	11,247	7,882	19,515	12,471

OTHER EXPENSES (INCOME):
Interest expense	543	504	1,141	1,027
Interest income	(419)	(386)	(786)	(727)

INCOME BEFORE INCOME TAXES	11,123	7,764	19,160	12,171

PROVISION FOR INCOME TAXES	4,360	2,950	7,582	4,625

NET INCOME	$6,763	$4,814	$11,578	$7,546

BASIC EARNINGS PER COMMON SHARE	$0.47	$0.34	$0.81	$0.54

DILUTED EARNINGS PER COMMON SHARE	$0.46	$0.33	$0.79	$0.52

MARTEN TRANSPORT, LTD.

OPERATING STATISTICS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

For period:
Average operating revenue per total mile	$1.627	$1.400	$1.586	$1.362
Average freight revenue per total mile (1)	$1.385	$1.283	$1.370	$1.272
Average miles per tractor(2)	29,072	29,703	56,739	58,721
Average operating revenue per tractor per week(2)	$3,640	$3,199	$3,479	$3,094
Average freight revenue per tractor per week(1) (2)	$3,097	$2,930	$3,006	$2,888
Average miles per trip	937	998	959	1,011
Non-revenue miles percentage(3)	7.2%	6.7%	7.2%	6.6%
Total miles – company employed drivers (in thousands)	51,881	45,633	100,501	89,847
Total miles – independent contractors (in thousands)	17,429	20,016	35,547	39,673

At June 30, 2005, and June 30, 2004:
Total tractors(2)	2,367	2,176
Average age of company tractors (in years)	1.5	1.6
Total trailers	3,317	3,083
Average age of company trailers (in years)	3.1	3.9
Ratio of trailers to tractors(2)	1.4	1.4
Ratio of tractors to non-driver personnel(2)	5.3	5.3

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2005	2004	2005	2004

Net cash provided by operating activities	$15,122	$18,017	$27,912	$26,779
Net cash used for investing activities	11,633	21,042	27,672	41,236

Weighted average shares outstanding:
Basic	14,332	14,016	14,321	13,928
Diluted	14,615	14,490	14,625	14,453

(1)          Excludes revenue from fuel surcharges and non-freight revenue.

(2)          Includes tractors driven by both company-employed drivers and independent contractors. Independent contractors provided 535 and 571 tractors as of June 30, 2005, and 2004, respectively.

(3)          Represents the percentage of miles for which the company is not compensated.